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                                                                      EXHIBIT 23



                      [BARRY L. FRIEDMAN, P.C. LETTERHEAD]



To Whom It May Concern:                                        December 15, 1999

        The firm of Barry L. Friedman, P.C., Certified Public Accountant consents to the inclusion of their report of December 15, 1999, on the Financial Statements of CORE SYSTEMS, INC., as of September 30, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,



/s/ BARRY L. FRIEDMAN
---------------------------
Barry L. Friedman
Certified Public Accountant
1582 Tulita Drive
Las Vegas, NV 89123
(702) 361-8414